REVISED EXHIBIT A
To the Amended Expense Limitation Agreement dated May 1, 2007, by and between Allianz Variable Insurance Products Fund of Funds Trust and Allianz Life Advisors, LLC (now Allianz Investment Management LLC).
Not withstanding section 3 (Term and Termination of Agreement), the Amended Expense Limitation Agreement may not be terminated prior to April 30, 2017.  The Operating Expense Limit for each Fund is as follows:
Name of Fund Expense Limitation
AZL Balanced Index Strategy Fund	0.20%
AZL DFA Multi-Strategy Fund	0.20%
AZL MVP Balanced Index Strategy Fund	0.20%
AZL MVP BlackRock Global Allocation Fund	0.15%
AZL MVP DFA Multi-Strategy Fund	0.30%*
AZL MVP Franklin Templeton Founding Strategy Plus Fund	0.15%
AZL MVP Fusion Balanced Fund	0.30%
AZL MVP Fusion Conservative Fund	0.35%
AZL MVP Fusion Growth Fund	0.30%
AZL MVP Fusion Moderate Fund	0.30%
AZL MVP Growth Index Strategy Fund	0.20%
AZL MVP Invesco Equity and Income Fund	0.15%
AZL MVP T. Rowe Price Capital Appreciation Fund	0.15%

Acknowledged:

Allianz Variable Insurance Products Fund of Funds Trust
By:/s/ Jeremy Smith
Name: Jeremy Smith
Title: Vice President, Investments
Allianz Investment Management LLC
By:/s/ Brian Muench
Name: Brian Muench
Title: President

*Through at least April 30, 2017, the Expense Limitation for the AZL MVP DFA Multi-Strategy Fund is 0.15%. After April 30, 2017, the Expense Limitation maybe raised to 0.30%.
Updated:  11/01/2015